Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Consent of Prospective Director

As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Clear Channel Outdoor Holdings, Inc. in the section entitled “Management” in the prospectus forming a part of a registration statement on Form S-1 of Clear Channel Outdoor Holdings, Inc., initially filed with the U.S. Securities and Exchange Commission on or about August 9, 2005, as amended from time to time.

/s/ James M. Raines
James M. Raines

Dated: October 21, 2005